Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2010 relating to the financial statements of Anheuser-Busch US Beer and Packaging reporting entities as of and for the year ended December 31, 2009, which appears in Anheuser-Busch InBev SA/NV's Annual Report on Form 20-F for the year ended December 31, 2011. The financial statements of the Anheuser-Busch US Beer and Packaging reporting entities are not separately presented in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, MO

December 21, 2012